EXHIBIT 10.2
THIRD AMENDMENT TO THE

FROZEN FOOD EXPRESS INDUSTRIES, INC. 401(K) SAVINGS PLAN

This Amendment is adopted by FROZEN FOOD EXPRESS INDUSTRIES, INC. (the “Company”), a Texas Corporation, having its principal office in Dallas, Texas.
R e c i t a l s:

WHEREAS, the Company has previously established the Frozen Food Express Industries, Inc. 401(k) Savings Plan, as amended and restated, effective January 1, 2007 (the “Plan”), for the benefit of those employees who qualify thereunder and for their beneficiaries; and

WHEREAS, the Company desires to amend the Plan to (i) provide for discretionary matching contributions and (ii) reflect provisions of Treasury Regulations under Section 415 of the Internal Revenue Code, as amended (the “Code”) that are effective for Plan Years beginning on and after January 1, 2008.

NOW, THEREFORE, pursuant to Section 15.1 of the Plan, the Plan is hereby amended as follows, effective on the dates set forth below:

1.           Section 4.3(a) of the Plan is hereby amended to be and read as follows, effective January 1, 2009:

Section 4.3           Employer Contributions.

(a)
Matching Employer Contributions.  In addition to the total amount of Savings Contributions elected for each month pursuant to Section 4.1, but subject to the limits of Section 4.3(c), each Employer may make a Matching Employer Contribution to the Plan in such amount as the Employer shall from time to time authorize. If a Matching Employer Contribution is made to the Plan, the Employer shall pay to the Trustee for each calendar quarter an amount equal to a percentage of each Participant’s Savings Contributions and Roth Savings Contributions for each payroll period pursuant to Section 4.1 hereof which does not exceed four percent (4%) of his Compensation for such payroll period.  Matching Employer Contributions may be made in either Company Stock in accordance with the closing market price on the business day immediately preceding the day such Contributions are made or in cash.  In accordance with Section 7.2(a), such Contributions may be re-invested by the Trustee in accordance with Participant direction.

2.           Section 5.6A is added to the Plan to be and read as follows, effective as stated herein:

Section 5.6A         Final Section 415 Regulations.

(a)
Effective Date. The provisions of this Section 5.6A shall apply in Limitation Years beginning on or after July 1, 2007, except as otherwise provided herein.  The provisions of this Section 5.6A shall supersede the provisions of Section 5.6 to the extent they are inconsistent therewith commencing upon the effective date.

(b)
Incorporation by Reference. Notwithstanding anything contained in the Plan to the contrary, the limitations, adjustments, and other requirements prescribed in the Plan shall comply with the provisions of Code Section 415 and the final Regulations promulgated thereunder, the terms of which are specifically incorporated herein by reference as of the effective date of this Section 5.6A, except where an earlier effective date is otherwise provided in the final Regulations or in this Amendment. However, where the final Regulations permit the Plan to specify an alternative option to a default option set forth in the Regulations, and the alternative option was available under statutory provisions, Regulations, and other published guidance relating to Code Section 415 as in effect prior to April 5, 2007, and the Plan provisions in effect as of April 5, 2007 incorporated the alternative option, said alternative option shall remain in effect as a Plan provision for Limitation Years beginning on or after July 1, 2007 unless another permissible option is provided in this Section 5.6A.

(c)
Compensation Paid after Severance from Employment. For Limitation Years beginning on or after July 1, 2007, or such earlier date as specified below, compensation for a Limitation Year, within the meaning of Code Section 415(c)(3) (“415 Compensation”), shall also include the following types of compensation paid by the later of 2½ months after a Participant’s severance from employment with the employer maintaining the Plan or the end of the Limitation Year that includes the date of the Participant’s severance from employment with the employer maintaining the Plan. Any other payment of compensation paid after severance of employment that is not described in the following types of compensation is not considered 415 Compensation, even if payment is made within the time period specified above.

(i)	Regular Pay after Severance from Employment. 415 Compensation shall include regular pay after severance of employment if:

(A)
The payment is regular compensation for services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments; and

(B)	The payment would have been paid to the Participant prior to a severance from employment if the Participant had continued in employment with the employer.

(ii)	Leave Cashouts and Deferred Compensation. Leave cashouts and deferred compensation shall not be included in 415 Compensation.

(iii)
Salary Continuation Payments for Military Service Participants. 415 Compensation does not include payments to an individual who does not currently perform services for the employer by reason of qualified military service (as that term is used in Code Section 414(u)(1)).

(iv)
Salary Continuation Payments for Disabled Participants. 415 Compensation does not include compensation paid to a Participant who is permanently and totally disabled (as defined in Code Section 22(e)(3)).

(d)
Administrative Delay. With regard to a Participant who has not incurred a severance from employment, 415 Compensation shall not include amounts earned but not paid during the Limitation Year solely because of the timing of pay periods and pay dates.

(e)
Inclusion of Certain Nonqualified Deferred Compensation Amounts. If the Plan's definition of Compensation for purposes of Code Section 415 is the definition in Regulation Section 1.415(c)-2(b) and the simplified compensation definition of Regulation 1.415(c)-2(d)(2) is not used, then 415 Compensation shall include amounts that are includible in the gross income of a Participant under the rules of Code Section 409A or Code Section 457(f)(1)(A) or because the amounts are constructively received by the Participant.

(f)	Definition of Annual Additions. The Plan's definition of "annual additions" is modified as follows:

(i)
Restorative Payments. Annual additions for purposes of Code Section 415 shall not include restorative payments. A restorative payment is a payment made to restore losses to a plan resulting from actions by a fiduciary for which there is reasonable risk of liability for breach of a fiduciary duty under ERISA or under other applicable federal or state law, where participants who are similarly situated are treated similarly with respect to the payments. Generally, payments are restorative payments only if the payments are made in order to restore some or all of the plan's losses due to an action (or a failure to act) that creates a reasonable risk of liability for such a breach of fiduciary duty (other than a breach of fiduciary duty arising from failure to remit contributions to the Plan). This includes payments to a plan made pursuant to a Department of Labor order, the Department of Labor's Voluntary Fiduciary Correction Program, or a court approved settlement, to restore losses to a qualified defined contribution plan on account of the breach of fiduciary duty (other than a breach of fiduciary duty arising from failure to remit contributions to the Plan). Payments made to the Plan to make up for losses due merely to market fluctuations and other payments that are not made on account of a reasonable risk of liability for breach of a fiduciary duty under ERISA are not restorative payments and generally constitute contributions that are considered annual additions.

(ii)
Other Amounts. Annual additions for purposes of Code Section 415 shall not include: (1) The direct transfer of a benefit or employee contributions from a qualified plan to this Plan; (2) Rollover contributions (as described in Code Sections 401(a)(31), 402(c)(1), 403(a)(4), 403(b)(8), 408(d)(3), and 457(e)(16)); (3) Repayments of loans made to a Participant from the Plan; and (4) Repayments of amounts described in Code Section 411(a)(7)(B) (in accordance with Code Section 411(a)(7)(C)) and Code Section 411(a)(3)(D) or repayment of contributions to a governmental plan (as defined in Code Section 14(d)) as described in Code Section 415(k)(3), as well as Employer restorations of benefits that are required pursuant to such repayments.

(g)
Change of Limitation Year. The Limitation Year may only be changed by a Plan amendment. Furthermore, if the Plan is terminated effective as of a date other than the last day of the Plan's Limitation Year, then the Plan is treated as if the Plan had been amended to change its Limitation Year.

(h)
Excess Annual Additions. Notwithstanding any provision of the Plan to the contrary, if the annual additions (within the meaning of Code Section 415) are exceeded for any Participant, then the Plan may only correct such excess in accordance with the Employee Plans Compliance Resolution System (EPCRS) as set forth in Revenue Procedure 2008-50 or any superseding guidance, including, but not limited to, the preamble of the final Section 415 Regulations.

(i)	Aggregation and Disaggregation of Plans.

(i)
For purposes of applying the limitations of Code Section 415, all defined contribution plans (without regard to whether a plan has been terminated) ever maintained by the Employer (or a "predecessor employer") under which the Participant receives annual additions are treated as one defined contribution plan. The "Employer" means the Employer that adopts this Plan and all members of a controlled group or an affiliated service group that includes the Employer (within the meaning of Code Section 414(b), (c), (m) or (o)), except that for purposes of this Section, the determination shall be made by applying Code Section 415(h), and shall take into account tax exempt organizations under Regulation Section 1.414(c)-5, as modified by Regulation Section 1.415(a)-1(f)(1). For purposes of this Section:

(A)
A former employer is a "predecessor employer" with respect to a participant in a plan maintained by an Employer if the Employer maintains a plan under which the participant had accrued a benefit while performing services for the former Employer, but only if that benefit is provided under the plan maintained by the Employer. For this purpose, the formerly affiliated plan rules in Regulation Section 1.415(f)-1(b)(2) apply as if the Employer and predecessor Employer constituted a single employer under the rules described in Regulation Section 1.415(a)-1(f)(1) and (2) immediately prior to the cessation of affiliation (and as if they constituted two, unrelated employers under the rules described in Regulation Section 1.415(a)-1(f)(1) and (2) immediately after the cessation of affiliation) and cessation of affiliation was the event that gives rise to the predecessor employer relationship, such as a transfer of benefits or plan sponsorship.

(B)
With respect to an Employer of a Participant, a former entity that antedates the Employer is a "predecessor employer" with respect to the Participant if, under the facts and circumstances, the employer constitutes a continuation of all or a portion of the trade or business of the former entity.

(ii)
Break-Up of an Affiliate Employer or an Affiliated Service Group. For purposes of aggregating plans for Code Section 415, a "formerly affiliated plan" of an employer is taken into account for purposes of applying the Code Section 415 limitations to the employer, but the formerly affiliated plan is treated as if it had terminated immediately prior to the "cessation of affiliation." For purposes of this paragraph, a "formerly affiliated plan" of an employer is a plan that, immediately prior to the cessation of affiliation, was actually maintained by one or more of the entities that constitute the employer (as determined under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2)), and immediately after the cessation of affiliation, is not actually maintained by any of the entities that constitute the employer (as determined under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2)). For purposes of this paragraph, a "cessation of affiliation" means the event that causes an entity to no longer be aggregated with one or more other entities as a single employer under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2) (such as the sale of a subsidiary outside a controlled group), or that causes a plan to not actually be maintained by any of the entities that constitute the employer under the employer affiliation rules of Regulation Section 1.415(a)-1(f)(1) and (2) (such as a transfer of plan sponsorship outside of a controlled group).

(iii)
Midyear Aggregation. Two or more defined contribution plans that are not required to be aggregated pursuant to Code Section 415(f) and the Regulations thereunder as of the first day of a Limitation Year do not fail to satisfy the requirements of Code Section 415 with respect to a Participant for the Limitation Year merely because they are aggregated later in that Limitation Year, provided that no annual additions are credited to the Participant's account after the date on which the plans are required to be aggregated.

IN WITNESS WHEREOF, FROZEN FOOD EXPRESS INDUSTRIES, INC. has caused this Third Amendment to be executed this 25 day of February, 2009, effective as of the dates set forth herein, by the undersigned duly appointed and authorized officer.
FROZEN FOOD EXPRESS INDUSTRIES, INC.
By: /s/ Stoney M. Stubbs Jr.
Name: Stoney M. Stubbs Jr.
Title: President and CEO